UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2006

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 12, 2006, the Audit Committee of our Board of Directors, in consultation with our Chief Financial Officer and Chief Executive Officer, concluded that the previously issued financial statements contained in our quarterly report on Form 10-QSB for the quarter and six months ended June 30, 2006 should not be relied upon for the reasons set forth below, and that we should restate these financial statements to make the necessary accounting corrections. The decision to restate was made with the concurrence of our independent registered public accounting firm. The restatement is necessary in order to correct an error in a transactional report used to accrue sales and the associated costs of goods sold. To mitigate the risk of a similar error occurring in the future, we have implemented a policy to increase report testing including random sampling and a review of all large dollar amounts.

The error had little impact on fully diluted earnings per share, but was considered material for financial disclosure, particularly with respect to the reporting of revenues and cost of sales. Following adjustment, fully diluted earnings per share remained flat for the second quarter of 2006 at $0.04 per share, as the reduction, considering rounding, was less than $0.01 per share. The impact on the six months period rounded to $0.01, reducing diluted earnings to $0.00 per share from $0.01 per share.

The adjustment in revenues reduced the reported revenues from $12,164,236 as originally reported for the second quarter of 2006, to an adjusted revenue amount of $10,701,697 and reduced the reported revenues from $17,006,639 as originally reported for the first six months of 2006, to an adjusted revenue amount of $15,544,100. With respect to gross profit and operating income, the net impact of the error for both the quarter and six month periods of 2006 was a reduction in previously reported amounts of $178,410.

The effect on net income (after tax) was to reduce net income from $507,824 for second quarter 2006 to $400,788, and for the first six months of 2006 from net income of $78,292 to a net loss of $28,754.

The error and its impact on financial reporting was identified due to recent changes to improve reporting for the analysis of data as proposed by the CFO and Board of Directors, based on their experience with reporting in other companies. These changes in reporting, although primarily operationally driven, also relate to the Company’s continued focus on controls to fully implement the Sarbanes-Oxley Act of 2002 in the upcoming 2007 fiscal year.

Our CFO reviewed and discussed these issues as well as the required accounting treatment and disclosure with Elliott Davis, LLC, our independent registered public accounting firm. We have determined that the impact of correcting the errors in our financial statements for the quarter and six months ended June 30, 2006 would be material if the errors were corrected in the third quarter. As a result, we intend to amend as soon as practicable our quarterly report on Form 10-QSB for the period ended June 30, 2006 to restate our financial statements to correct the error in the period in which it originated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Name:	Nancy K. Hedrick
Title:	President and CEO

Dated: September 18, 2006